EXHIBIT 99.1

NEWS RELEASE

April 19, 2004

Contact:	Don P. Duffy Executive Vice President, Chief Financial Officer Onyx Acceptance Corporation (949) 465-3500 Email: investor@onyxco.com

Onyx Acceptance Announces an Increase in Borrowing Capacity Under an Existing
Warehouse Line and the Execution of a new Residual Financing Facility.

FOOTHILL RANCH, Calif., April 19, 2004 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today that it has successfully arranged an increase to its existing warehouse line guaranteed by XL Capital Assurance Inc. to $300MM. The $150.0 million expansion of this facility resulted from the forging of a new lending relationship between the Company and Wachovia Bank. Each of Wachovia Bank and CDC Financial Products Inc. maintain 50% participation in this line. This facility, along with the Triple-A One warehouse facility guaranteed by MBIA Insurance Corporation, account for the Company’s warehouse lending capacity of $600 million. The increase will provide the Company with greater capacity for its anticipated growth plans along with increased flexibility to better time its quarterly securitizations and capitalize on favorable market conditions.

In addition, the Company entered into a $30.0 million residual warehouse financing agreement with Galleon Capital, LLC, a conduit affiliated with State Street Bank. This facility provides the Company with a committed residual facility with increased stability. The facility will refinance the residual certificates, financed under the existing facilities with Credit Suisse First Boston (Europe) and Merrill Lynch International, after a year of seasoning. This facility increases the Company’s residual financing borrowing capacity to $85.0 million.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including the statements regarding the performance of the Company’s outstanding serviced portfolio and the continued availability of liquidity sources in coming quarters. Other important factors are detailed in the Company’s annual report on Form 10-K for the year ended December 31, 2003.

For information about Onyx Acceptance Corporation, please visit the Investor Relations section of our website at www.onyxco.com.